Exhibit 10.2

Spartan Gold Ltd.

AMENDMENT No. 1 to EMPLOYMENT AGREEMENT

CHIEF EXECUTIVE OFFICER and DIRECTOR

This Amendment No. 1 to the Employment Agreement dated March 28, 2012 is made as of this 16th day of April, 2012, by and between Malcolm Stevens (“Executive”) and Spartan Gold Ltd. (“Spartan” or, the “Company”).

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties, the parties agree as follows:

1.	To amend Section 3.01 – Compensation per the attached Exhibit A.
2.	All other sections are unaffected by this amendment and remain unchanged.

In witness whereof, on the date first written above, the undersigned do hereby agree to the terms contained herein.

Spartan Gold Ltd.

By: /s/ John S. Wittler

Name: John S. Wittler

Title: Director

/s/ Malcolm Stevens

Name: Malcolm Stevens

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Exhibit A

Amendment No. 1 to Employment Agreement

Between Malcolm Stevens and Spartan Gold Ltd.

The following sections replace the sections in the original agreement:

Section 3.01 Compensation.

(A)	$3,000 per month commencing April 16, 2012 and until the Company enters into its funded Phase 1 exploration activities with at least $2 million of funding.
(B)	$75,000 per year commencing after the Company has begun its funded Phase 1 exploration activities with at least $2 million of funding and until the Company enters into its funded Phase 2 explorations and development activities with at least $5 million of funding;
(C)	$100,000 per year commencing after the Company has begun its funded Phase 2 exploration and development activities with at least $5 million of funding;
(D)	Incentive Compensation as follows:
a.	Incentive compensation will be determined by the Board of Directors on a discretionary basis based on profitability and achievement of company performance goals.
(E)	If a controlling interest in the Company is sold to a third party, the Executive shall get a bonus as outlined below:
a.	If a Change of Control involves the sale of the Company for an amount in excess of $100 million dollars, Executive shall be entitled to receive a one-time bonus equal to two and a half percent (2.5%) of all amounts received by the Company or its shareholders in excess of $100 million dollars.

b.	The Executive shall, at his option, have the opportunity to convert the cash payment associated with this bonus, into common stock of the Company at a conversion rate of the published market price per share as of the date of the Change of Control.

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(F)	Termination, based on Section 4 of this Agreement, shall be as follows:
a.	If the Company has raised $1 million but less than $2 million, under any investment vehicle(s) during the Executive’s employment, then the following applies:
i. Termination payment as stated in Section 4.
b.	If the Company has raised $2 million but less than $5 million, under any investment vehicle(s) during the Executive’s employment, then the following applies:
i. Termination payment at two times the rate stated in Section 4.
c.	If the Company has raised $5 million or more, under any investment vehicle(s) during the Executive’s employment, then the following applies:
i. Termination payment at three times the rate stated in Section 4.

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